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                                                                    Exhibit 99.1

                GTS DURATEK CLOSES SALE OF DURATHERM SUBSIDIARY


     Columbia, Md. - GTS Duratek, Inc. (DRTK - Nasdaq) announced today that it has sold its 80% interest in DuraTherm, Inc. to DuraTherm Group, Inc. for total consideration of approximately $8.4 million. DuraTherm Group, Inc. is a company recently formed by the minority stockholders of DuraTherm, Inc. to purchase GTS Duratek's interest. DuraTherm, Inc. processes petrochemical and petroleum industry wastes utilizing a range of separation and recovery technologies including a patented thermal desorption system located near Houston, Texas.

     Robert E. Prince, President and CEO said, "DuraTherm has been a good investment for GTS Duratek. We are selling our ownership in the Company because we believe the timing is right for us to increase the focus on our expanding radioactive businesses."

     Robert F. Shawver, Executive Vice President and CFO added, "The proceeds from the sale will initially be used to pay down debt. In the near term, however, we will be looking to redeploy our investment into the highest growth areas of our business."

     GTS Duratek implements technologies and provides services which protect people from radiation and the environment from radioactive wastes.

     GTS Duratek has included in its periodic filings under the Securities Exchange Act of 1934, including its Form 10-Q for the quarter ended September 30, 1999, pursuant to the "safe harbor" provisions contained in the Private Securities Litigation Reform Act of 1995, certain cautionary statements which are intended to identify certain important factors that could cause GTS Duratek's actual results to differ materially from those contained in forward-looking statements of GTS Duratek made by or on behalf of GTS Duratek. Reference is made to such statements for a complete discussion of those factors.